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                                                                    EXHIBIT 12.2


                              MS ACQUISITION CORP.
                        INFORMATION ON RATIO OF EARNINGS
                          TO FIXED CHARGES COMPUTATION
                                 (IN THOUSANDS)



                                                        1997        1996        1995          1994        1993

Net income (loss) before the effect
 of accounting changes                             $   (2,974)  $   3,436    $   4,576    $   6,595     $   915
Income taxes                                           (1,384)      1,972        1,877        4,000         930
                                                   ----------   ---------    ---------    ---------    --------
Pre-tax income (loss)                                  (4,358)      5,408        6,453       10,595       1,845
Fixed charges per below                                12,661      11,013        9,795        9,800       9,659
                                                   ----------   ---------    ---------    ---------    --------
Earnings (losses) from operations                       8,303      16,421       16,248       20,395      11,504
                                                   ----------   ---------    ---------    ---------    --------

Fixed charges:
    Interest expense                                   11,148       9,406        8,579        8,929       9,020
    Debt amortization                                     607         763          442          198          99
    Rent expense - portion of operating
     rentals representative of the interest factor        906         844          774          673         540
                                                   ----------   ---------    ---------    ---------    --------
Total fixed charges                                    12,661      11,013        9,795        9,800       9,659
                                                   ----------   ---------    ---------    ---------    --------

Ratio of income to fixed charges                          (1)         1.5          1.7          2.1         1.2



(1) The deficiency of earnings from operations versus fixed charges was $4.4 million for the year ended December 28, 1997.